UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

Arcline Capital Partners III LP

Arcline Capital Partners III-A LP

Arcline Capital Partners III Executive LP

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Arcline Investment Management LP issued the following press release on dated June 28, 2023:

Arcline Submits Proposal to Acquire Circor International Inc. for $57.00 Per Share

Represents 80% Premium to CIRCOR’s Unaffected Share Price and 12% to the Implied Value of CIRCOR’s Announced Transaction with KKR

Fully Financed Transaction with Clear Path to Completion

New York, June 28, 2023 – Arcline Investment Management LP (“Arcline”), a growth-oriented private equity firm, today announced that on June 28, 2023, it submitted a binding proposal to acquire 100% of the shares of CIRCOR International Inc. (NYSE: CIR) (“CIRCOR”) for $57.00 per share, in an all-cash, fully financed transaction, to the CIRCOR Board of Directors (the “Board”). The proposal represents a premium of approximately 12% to the $51.00 per share price reflected in CIRCOR’s revised merger agreement with affiliates of KKR & Co. Inc., and a premium of approximately 80% to CIRCOR’s closing share price on June 2, 2023, the last trading day prior to CIRCOR’s June 5, 2023 announcement of its original transaction with KKR. The offer represents a total valuation of over $59.00 per share, when factoring in over $2.00 per share in value leakage through termination fees that the Board has agreed with KKR despite Arcline’s active interest.

The proposal to the Board is accompanied by fully executed transaction documents reflecting all of the terms of Arcline’s proposal and is supported by fully committed financing from BMO Capital Markets Corp. and Bank of Montreal. Arcline’s binding proposal will expire automatically if the Board does not declare it to be a “Superior Proposal” and provide to KKR a “Determination Notice” (as defined in the amended agreement and plan of merger between CIRCOR and affiliates of KKR) by no later than 8:00 pm Eastern Time on Thursday, June 29, 2023.

BMO Capital Markets Corp. is serving as financial advisor to Arcline in connection with the offer, and Bass, Berry & Sims PLC is serving as legal advisor.

About Arcline Investment Management

Arcline was established in September 2018 and has $8.9 billion of cumulative capital commitments. Arcline seeks to invest in technology driven, meaningful to the world industrial businesses that enable a better future. For more information visit www.arcline.com.

Additional Information and Where to Find It

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. This document relates to a proposal which Arcline Investment Management LP, a Delaware limited partnership (together with its affiliates, “Arcline”), has made for a business combination transaction with CIRCOR International, Inc. (“CIRCOR”). In furtherance of this proposal and subject to future developments, Arcline, (and, if a negotiated transaction is agreed, CIRCOR) intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including, if required, a proxy statement on Schedule 14A (the “Proxy Statement”). IF SUCH A TRANSACTION WERE TO OCCUR, ARCLINE STRONGLY ADVISES ALL SHAREHOLDERS OF CIRCOR TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive Proxy Statement will be delivered to the shareholders of CIRCOR. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by CIRCOR or Arcline through the website maintained by the SEC at http://www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the timing, scope, terms, conditions and completion of a potential Arcline transaction to acquire CIRCOR, the anticipated benefits of the potential transaction and other statements that do not relate solely to historical or current facts, such as statements regarding Arcline’s expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in applicable laws or regulations; negotiations (or lack thereof) regarding the potential transaction with CIRCOR; and the outcome of any known or unknown litigation and regulatory proceedings. These forward-looking statements speak only as of the date the statements were made. Arcline does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Participants in the Solicitation

Arcline Investment Management LP, a Delaware limited partnership, Arcline Capital Partners III LP, a Delaware limited partnership, Arcline Capital Partners III-A LP, a Delaware limited partnership and Arcline Capital Partners III Executive LP, a Delaware limited partnership, and together with their other affiliates, and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of CIRCOR common stock in respect of the proposed transaction. To the knowledge of Arcline, none of its directors or executive officers has any discretionary interest, direct or indirect, by security holdings or otherwise, in CIRCOR. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Contact Information:

contact@arcline.com

www.arcline.com

Contact (For Press Inquiries Only):

Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355–4449

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